ALAMOGORDO FINANCIAL CORP.

                               STOCK ISSUANCE PLAN




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                                TABLE OF CONTENTS
                                                                            Page
1.       Introduction..........................................................1
2.       Definitions...........................................................1
3.       Timing of the Sale of Capital Stock...................................5
4.       Number of Shares to be Offered........................................5
5.       Independent Valuation and Purchase Price of Shares....................6
6.       Method of Offering Shares and Rights to Purchase Stock................7
7.       Additional Limitations on Purchases of Common Stock..................10
8.       Payment for Stock....................................................12
9.       Manner of Exercising Subscription Rights Through Order Forms.........12
10.      Undelivered, Defective or Late Order Form; Insufficient Payment......14
11.      Completion of the Stock Offering.....................................14
12.      Market for Common Stock..............................................14
13.      Stock Purchases by Management Persons After the Offering.............14
14.      Resales of Stock by Management Persons...............................15
15.      Stock Certificates...................................................15
16.      Restriction on Financing Stock Purchases.............................15
17.      Stock Benefit Plans..................................................15
18.      Post-Stock Offering Filing and Market Making.........................16
19.      Payment of Dividends and Repurchase Stock............................16
20.      Stock Offering Expenses..............................................16
21.      Employment and Other Severance Agreements............................16
22.      Interpretation.......................................................17
23.      Amendment and Termination of the Plan................................17


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1.       Introduction

         On May 22, 1997, Alamogordo Federal Savings and Loan Association (the "Bank") completed its reorganization into the two-tier mutual holding company form of ownership. The Board of Directors of Alamogordo Financial Corp. (the "Holding Company") has adopted this Stock Issuance Plan (the "Plan") pursuant to which the Company intends to offer for sale up to 49.0% of its Common Stock in a Stock Offering. The Common Stock will be offered on a priority basis to members of AF Mutual Holding Company (the "Mutual Holding Company") and the Tax-Qualified Employee Plans of the Bank, with any remaining shares offered to the public in a Community Offering. At all times following completion of the Offering, the Mutual Holding Company shall own at least a majority of the outstanding common stock of the Holding Company so long as the Mutual Holding Company is in existence.

         The primary purpose of the Plan is to enable the Holding Company to issue Capital Stock to the public which will raise capital for the expansion of the Bank's business operations, including the acquisition of other financial institutions. Only a minority of the Common Stock will be offered for sale in the Stock Offering. As a result, the Mutual Holding Company's mutual form of ownership and the Bank's ability to remain an independent savings association and to provide community-oriented financial services will be preserved through the mutual holding company structure.

2.       Definitions

         As used in this Plan, the terms set forth below have the following meanings:

                  Acting in Concert: The term "acting in concert" shall have the definition given in 12 C.F.R. ss.574.2(c). The determination of whether a group is acting in concert shall be made by the Board of Directors of the Holding Company or officers delegated by such Board and may be based on any evidence upon which the Board or such delegatee chooses to rely.

                  Affiliate: An "affiliate" of, or a Person "affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

                  Associate:  The term  "Associate,"  when  used to  indicate  a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Holding Company, the Mutual Holding Company or a majority-owned subsidiary of any thereof) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such Person or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Bank, the Mutual Holding Company, the Holding Company or any subsidiary of the Mutual Holding Company or the Holding Company or any affiliate thereof; and (iv) any person acting in concert with any of the persons or entities specified in clauses (i) through
(iii) above; provided, however, that any Tax-Qualified or Non-Tax-Qualified Employee Plan shall not be deemed to be an associate of any director or officer of the Mutual Holding Company, the Holding Company or the Bank, to the extent provided in Sections 6-8 hereof. When used to refer to a Person other than an officer or director of the Bank, the Bank in its sole discretion may determine the Persons that are Associates of other Persons.


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                  Bank:    Alamogordo   Savings   and   Loan   Association,    a
federally-chartered stock savings and loan association.

                  Capital Stock: Any and all authorized stock of the Bank or the Holding Company.

                  Common Stock: Common stock issuable by the Holding Company in connection with the Plan, including securities convertible into Common Stock, pursuant to its stock charter.


                  Community: The New Mexico County of Otero.


                  Community Offering: The offering to certain members of the general public of any unsubscribed shares in the Subscription Offering which may be effected pursuant to Section 6 of this Plan. The Community Offering may include a Syndicated Community Offering or public offering.

                  Deposit Account(s): Any withdrawable deposit(s) offered by the Bank, including NOW account deposits, certificates of deposit, savings accounts, demand deposits and IRA accounts and Keogh plans for which the Bank acts as custodian or trustee.

                  Effective Date: The date upon which all necessary approvals have been obtained to complete the Stock Offering.

                  Eligible Account Holder: Any person holding a Qualifying Deposit on the Eligibility Record Date.

                  Eligibility Record Date: September 30, 1998, the date for determining who qualifies as an Eligible Account Holder.

                  Employee  Plans:  The   Tax-Qualified  and  Non-Tax  Qualified
Employee Plans of the Bank.

                  ESOP:  The Bank's employee stock ownership plan.

                  Exchange Act: The Securities Exchange Act of 1934, as amended.

                  FDIC:  The Federal Deposit Insurance Corporation.

                  HOLA:  The Home Owners' Loan Act, as amended.

                  Holding Company: Alamogordo Financial Corp., the federal corporation which is currently wholly-owned by the Mutual Holding Company and which owns 100% of the common stock of the Bank.

                  Independent Appraiser: The appraiser retained by the Holding Company to prepare an appraisal of the pro forma market value of the Bank and the Holding Company.

                  Management Person: Any Officer or director of the Bank or any Affiliate of the Bank or Holding Company, and any person acting in concert with any such Officer or director.


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                  Market Maker: A dealer (i.e.,  any person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (1) regularly publishes bona fide competitive bid and offer quotations on request, and (2) is ready, willing and able to effect transactions in reasonable quantities at the dealer's quoted prices with other brokers or dealers.

                  Members: Any person or entity who qualifies as a member of the Mutual Holding Company pursuant to its charter and bylaws.

                  Mutual Holding Company: AF Mutual Holding Company, the mutual holding company parent of the Holding Company.

                  Minority Ownership Interest: The shares of the Holding Company's Common Stock owned by persons other than the Mutual Holding Company, expressed as a percentage of the total shares of Holding Company Common Stock issued and outstanding.

                  Minority Stock Offering: One or more offerings of less than 50% in the aggregate of the outstanding Common Stock of the Holding Company to persons other than the Mutual Holding Company.

                  Minority Stockholder: Any owner of the Holding Company's Common Stock, other than the Mutual Holding Company.

                  Non-Voting Stock: Any Capital Stock other than Voting Stock.

                  Officer: An executive officer of the Holding Company or the Bank, including the Chief Executive Officer, President, Senior Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other person performing similar functions.

                  OTS: The Office of Thrift Supervision, and any successor thereto.

                  Parent: A company that controls another company, either directly or indirectly through one or more subsidiaries.

                  Person: An individual, corporation, partnership, association, joint-stock company, trust (including Individual Retirement Accounts and KEOGH Accounts), unincorporated organization, government entity or political subdivision thereof or any other entity.

                  Plan:  This Stock Issuance Plan.

                  Purchase Price: The price per share, determined as provided in this Plan, at which the Common Stock will be sold in the Stock Offering.

                  Qualifying Deposit: The aggregate balance of all Deposit Accounts of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, as the case may be, provided such aggregate balance is not less than $50.


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                  Regulations:  The  regulations  of the  OTS  regarding  mutual holding companies.

                  Residence: The terms "residence," "reside," "resided" or "residing" as used herein with respect to any person shall mean any Person who occupied a dwelling within the Bank's Community, has an intent to remain with the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a Person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

                  SEC:  The Securities and Exchange Commission.

                  Stock Offering: The offering of Common Stock of the Holding Company to persons other than the Mutual Holding Company, in a Subscription Offering and, to the extent shares remain available, in a Community Offering.

                  Subscription Offering: The offering of Common Stock of the Holding Company for subscription and purchase pursuant to Section 6 of this Plan.

                  Subsidiary: A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

                  Supplemental Eligible Account Holder: Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Officer or director of the Bank, or an Associate of an Officer or director of the Bank.

                  Supplemental Eligibility Record Date: The last day of the calendar quarter preceding approval of the Plan by the OTS.

                  Syndicated Community Offering: The offering of Common Stock following or contemporaneously with the Community Offering through a syndicate of broker-dealers, if necessary.

                  Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Holding Company, the Mutual Holding Company or any of their affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Internal Revenue Code. The term Non-Tax-Qualified Employee Plan means any defined benefit plan or defined contribution plan which is not so qualified.

                  Voting Stock:

                  (1) Voting Stock means common stock or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder:

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                         (i)        To vote  for or to  select  directors of the
                                    Bank or the Holding Company; and

                        (ii) To vote on or to direct the conduct of the operations or other significant policies of the Bank or the Holding Company.

                  (2) Notwithstanding anything in paragraph (1) above, preferred stock is not "Voting Stock" if:

                         (i) Voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank, or the payment of dividends by the Bank when preferred dividends are in arrears;

                        (ii) The preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and

                       (iii) The preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Bank or the Holding Company.

                  (3) Notwithstanding anything in paragraphs (1) and (2) above, "Voting Stock" shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

3.       Timing of the Sale of Capital Stock

         The Company intends to commence the Stock Offering as soon as possible following receipt of OTS approval of the Plan and SEC effectiveness of the registration statement. The Stock Offering will comply with the securities offering regulations of the SEC. Neither the Holding Company nor the Bank will finance or loan funds to any person to purchase Common Stock.

4.       Number of Shares to be Offered

         The total number of shares (or range thereof) of Common Stock to be issued and offered for sale pursuant to the Plan shall be determined initially by the Board of Directors of the Holding Company in

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conjunction with the determination of the Independent  Appraiser.  The number of shares to be offered may be adjusted prior to completion of the Stock Offering. The total number of shares of Common Stock that may be issued to persons other than the Mutual Holding Company at the close of the Stock Offering must be less than 50% of the issued and outstanding shares of Common Stock of the Holding Company.

5.       Independent Valuation and Purchase Price of Shares

         All shares of Common Stock sold in the Stock Offering shall be sold at a uniform price per share, which shall be the Purchase Price. The Purchase Price and number of shares to be outstanding shall be determined by the Board of Directors of the Holding Company on the basis of the estimated pro forma market value of the Holding Company and the Bank. The aggregate purchase price for the Common Stock will not be inconsistent with such market value of the Holding Company and the Bank. The pro forma market value of the Holding Company and the Bank will be determined for such purposes by the Independent Appraiser.

         Prior to the commencement of the Stock Offering, an estimated valuation range will be established, which range may vary within 15% above to 15% below the midpoint of such range, and up to 15% greater than the maximum of such range, as determined by the Board of Directors at the time of the Stock Offering and consistent with OTS regulations. The Holding Company intends to sell up to 49.0% of its Common Stock in the Stock Offering. The number of shares of Common Stock to be issued and the ownership interest of the Mutual Holding Company may be increased or decreased by the Holding Company, taking into consideration any change in the independent valuation and other factors, at the discretion of the Board of Directors of the Holding Company.

         Based upon the independent valuation as updated prior to the commencement of the Stock Offering, the Board of Directors may establish the minimum and maximum percentage of shares of the Common Stock that will be offered for sale in the Stock Offering, or it may fix the percentage of shares of Common Stock that will be offered for sale in the Stock Offering. In the event the percentage of shares offered for sale is not fixed in the Stock Offering, the Minority Ownership Interest resulting from the Stock Offering will be determined as follows: (a) the product of (x) the total number of shares of Common Stock sold by the Holding Company and (y) the Purchase Price, divided by
(b) the aggregate pro forma market value of the Bank and the Holding Company upon the closing of the Stock Offering as determined by the Independent Appraiser.

         Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Holding Company and to the OTS that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock at the Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new price range and/or estimated price range, extend, reopen or hold a new Stock Offering or take such other action as the OTS may permit.

         The estimated consolidated market value of the Holding Company shall be determined for such purpose by the Independent Appraiser on the basis of such appropriate factors as are not inconsistent with

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OTS  regulations.  The Common Stock to be issued in the Stock  Offering shall be fully paid and nonassessable.

         The aggregate amount of outstanding Common Stock that may be owned or controlled by persons other than the Mutual Holding Company parent at the close of the Stock Offering shall be less than 50% of the Holding Company's total outstanding Common Stock.

         If there is a Community Offering and/or Syndicated Community Offering of shares of Common Stock not subscribed for in the Subscription Offering, the price per share at which the Common Stock is sold in such Community Offering or Syndicated Community Offering shall be equal to the Purchase Price at which the Common Stock is sold to persons in the Subscription Offering.

6.       Method of Offering Shares and Rights to Purchase Stock

         In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account
Holders; and (4) directors, officers and employees of the Holding Company. Any shares of Common Stock that are not subscribed for in the Subscription Offering may at the discretion of the Holding Company be offered for sale in a Community Offering or a Syndicated Community Offering. The minimum purchase by any Person shall be 25 shares. The Holding Company may use its discretion in determining whether prospective purchasers are "residents," "associates," or "acting in concert" as defined in the Plan, and in interpreting any and all other provisions of the Plan. All such determinations are in the sole discretion of the Holding Company, and may be based on whatever evidence the Holding Company chooses to use in making any such determination.

         In addition to the priorities set forth below, the Board of Directors may establish other priorities for the purchase of Common Stock, subject to the approval of the OTS. The priorities for the purchase of shares in the Stock Offering are as follows:

         A.       Subscription Offering

         Priority 1: Eligible Account Holders. Each Eligible Account Holder shall be given the opportunity to purchase up to the greater of $150,000 of Common Stock offered in the Stock Offering or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued in the Stock Offering by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Supplemental Eligibility Record Date; provided that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitation set forth in Section 7. Subscription rights to purchase Common Stock received by Officers and Directors and their Associates based on their increased deposits in the Bank in the one year period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of subscription rights by Eligible Account Holders in their capacity as such. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a

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number of shares  sufficient to make his total allocation equal to the lesser of
100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he had an ownership interest as of the Eligibility Record Date.

         Priority 2: Tax-Qualified Employee Plans. The Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the Common Stock issued in the Stock Offering. In the event of an oversubscription in the Stock Offering, subscriptions for shares by the Tax-Qualified Employee Plans may be satisfied, in whole or in part, out of authorized but unissued shares of the Holding Company subject to the maximum purchase limitations applicable to such plans as set forth in Section 7, or may be satisfied, in whole or in part, through open market purchases by the Tax-Qualified Employee Plans subsequent to the closing of the Stock Offering. In the event that the number of shares offered is increased as a result of an increase in the Independent Valuation, the ESOP will have a priority right to fill its subscription in whole or in part prior to all other subscriptions.

         Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall have the opportunity to purchase up to the greater of $150,000 of Common Stock offered in the Stock Offering or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued in the Stock Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, provided that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering subject to the overall purchase limitations set forth in
Section 7. In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, the shares of Common Stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled. To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his subscription order form all accounts in which he had an ownership interest as of the Supplemental Eligibility Record Date.

         Priority 4: Directors, Officers and Employees. To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Employees, Officers and Directors of the Holding Company shall have the opportunity to purchase up to $150,000 of the Common Stock offered in the Stock

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Offering;  provided that the Holding  Company may, in its sole  discretion,  and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 7. In the event that directors, officers and employees subscribe for a number of shares, which, when added to the shares subscribed for by Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders
is  in  excess  of  the  total  shares  offered  in  the  Stock  Offering,   the
subscriptions of such Persons will be allocated among directors, officers and employees on a pro rata basis based on the size of each Person's orders.

         B.       Community Offering

         Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. This will involve an offering of unsubscribed shares directly to the general public with a preference to those natural persons residing in the counties in which the Bank maintains its offices. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Holding Company, and shall commence concurrently with, during or promptly after the Subscription Offering. The Holding Company may use an investment banking firm or firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Community Offering. The Holding Company may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription and Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Community Offering may include or be followed by a syndicated community offering managed by such investment banking firm or firms. The Common Stock will be offered and sold in the Community Offering, in accordance with OTS regulations, so as to achieve the widest distribution of the Common Stock. Individuals may purchase up to $100,000 in the Community Offering. No person, by himself or herself, together with an Associate or group of Persons acting in concert, may subscribe for or purchase more than $200,000 of Common Stock offered in the Community Offering. Further, the Holding Company may limit total subscriptions under this Section 6(B) so as to assure that the number of shares available for the Syndicated Community Offering may be up to a specified percentage of the number of shares of Common Stock. Any order received from natural persons residing in the Bank's community will be given preference in any Community Offering that is conducted currently with the Subscription Offering. If a Community Offering is conducted, or continues, following the conclusion of the Subscription Offering in order to sell the minimum number of shares required to complete the Offering, the Bank may reserve shares offered in such additional or continuing Community Offering for sales to institutional investors.

         In the event of an oversubscription for shares in the Community Offering, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the counties in which the Bank maintains its offices, then to cover the orders of any other person subscribing for shares in the Community Offering so that each such person may receive 1,000 shares, and thereafter, on a pro rata basis to such persons whose orders are not filled based on the amount of their respective subscriptions.

         The Holding Company, in its sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 6(B).

         C.       Syndicated Community Offering

         Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures, including the timing of the offering, as may be determined by the Holding Company in a manner that is intended to achieve the widest distribution of the Common Stock subject to the rights of the Holding Company to accept or reject in whole or in part all order in the Syndicated Community Offering. It is expected that the Syndicated Community Offering would commence during or as soon as practicable after termination of the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. The Syndicated Community Offering price and underwriting discount in the Syndicated Community Offering shall be determined by an underwriting agreement between the Holding Company and the underwriters. Such underwriting agreement shall be filed with the OTS and the SEC.

         If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected or is inadvisable and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Board of Directors of the Holding Company will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS and to compliance with applicable securities laws.

7.       Additional Limitations on Purchases of Common Stock

         Purchases of Common Stock in the Stock Offering will be subject to the following purchase limitations:

         A. The aggregate amount of outstanding Common Stock of the Holding Company owned or controlled by persons other than Mutual Holding Company at the close of the Stock Offering shall be less than 50% of the Holding Company's total outstanding Common Stock.

         B. No Person, together with Associates thereof, or group of persons acting in concert, may purchase more than $200,000 of Common Stock offered in the Stock Offering to persons other than the Mutual Holding Company, except that: (i) the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to up to 5% of the number of shares sold in the Stock Offering; (ii) Tax-Qualified Employee Plans may purchase up to 10% of the shares sold in the Stock Offering; and (iii) for purposes of this subsection 7(B) shares to be held by any Tax-Qualified Employee Plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

         C. The aggregate amount of Common Stock acquired in the Stock Offering by all Management Persons and their Associates, exclusive of any stock acquired by such persons in the secondary market, shall not exceed 25% of the outstanding shares of Common Stock of the Holding Company held by persons other than the Mutual Holding Company at the close of the Stock Offering. In calculating the number of shares held by

                  Management Persons and their Associates under this paragraph or under the provisions of paragraph D of this section, shares held by any Tax-Qualified Employee Plans of the Bank that are attributable to such persons shall not be counted.

         D. The aggregate amount of Common Stock acquired in the Stock Offering by all Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or persons in the secondary market, shall not exceed 25% of the stockholders' equity of the Holding Company other than the Mutual Holding Company at the close of the Stock Offering.

         E. The Board of Directors of the Holding Company may, in its sole discretion, increase the maximum purchase limitation set forth in paragraph 7(B) hereof to up to 9.9%, provided that orders for Common Stock in excess of 5% of the number of shares of Common Stock sold in the Stock Offering shall not in the aggregate exceed 10% of the total shares of Common Stock offered in the Stock Offering (except that this limitation shall not apply to purchases by Tax-Qualified Employee Plans). If such limitation is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Holding Company may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Common Stock under this provision will be determined by the Board of Directors of the Holding Company, in its sole discretion.

         F. Notwithstanding any other provision of this Plan, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

         G. The Board of Directors of the Holding Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

         Prior to the consummation of the Stock Offering, no person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Common Stock. Each person purchasing Common Stock shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

         EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING WILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE HOLDING COMPANY IN ITS

SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS AND THE HOLDING COMPANY MAY TAKE ANY REMEDIAL ACTION, INCLUDING WITHOUT LIMITATION REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE OTS FOR ACTION, AS IN ITS SOLE DISCRETION THE HOLDING COMPANY MAY DEEM APPROPRIATE.

8.       Payment for Stock

         All payments for Common Stock subscribed for or ordered in the Stock Offering must be delivered in full to the Holding Company, together with a properly completed and executed order form, or by such other procedure in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the order form, as the case may be, unless such date is extended by the Holding Company; provided, that if the Tax Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock subscribed for by such plans upon consummation of the Stock Offering. The Holding Company or the Bank may make scheduled discretionary contributions to Employee Plans provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement.

         Payment for Common Stock shall be made either by check or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser's passbook or certificate account at the Bank in an amount equal to the aggregate Purchase Price of such shares. Such authorized withdrawal, whether from a savings or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser's Deposit Account but may not be used by the purchaser unless the 45-day period (or such longer period as may be approved by the OTS) following the Stock Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Purchase Price. Interest will continue to be earned in the Deposit Account on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid at a rate established by the Holding Company on payment for Common Stock received by check or money order. Such interest will be paid from the date payment is received by the Holding Company until consummation or termination of the Stock Offering. If for any reason the Stock Offering is not consummated, all payments made by subscribers in the Stock Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

9.       Manner of Exercising Subscription Rights Through Order Forms

         As soon as practicable after the prospectus prepared by the Holding Company has been declared effective by the OTS and the SEC, copies of the prospectus and order forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders, the Employee Plans and employees, officers and directors at their last known addresses appearing on the records of the Mutual Holding Company, Company or the Bank, as the case may be for the purpose of subscribing for shares of Common

Stock in the Subscription Offering and will be made available for use by those persons entitled to purchase in the Community Offering.

         Each order form will be preceded or accompanied by the prospectus describing the Mutual Holding Company, Holding Company, the Bank, the Common Stock and the Subscription and Community Offerings. Each order form will contain, among other things, the following:

         A. A specified date by which all order forms must be received by the Holding Company, which date shall be not less than 20, nor more than 45 days, following the date on which the order forms are mailed by the Holding Company, and which date will constitute the termination of the Subscription Offering;

         B. The Purchase Price for shares of Common Stock to be sold in the Subscription and Community Offerings;

         C. A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Community Offering;

         D. Instructions as to how the recipient of the order form is to indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

         E. An acknowledgment that the recipient of the order form has received a final copy of the prospectus prior to execution of the order form;

         F. A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Holding Company within the subscription period such properly completed and executed order form, together with check or money order in the full amount of the Purchase Price as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Holding Company withdraw said amount from the subscriber's Deposit Account at the Bank); and

         G. A statement to the effect that the executed order form, once received by the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

         Notwithstanding the above, the Holding Company reserves the right in its sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

10.      Undelivered, Defective or Late Order Form; Insufficient Payment

         In the event order forms (a) are not delivered and are returned to the Holding Company by the United States Postal Service or the Holding Company is unable to locate the addressee, (b) are not received back by the Holding Company or are received by the Holding Company after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the contemplated order form within the time period specified thereon; provided, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The interpretation by the Holding Company of terms and conditions of this Plan and of the order forms will be final, subject to the authority of the OTS.

11.      Completion of the Stock Offering

         The Stock Offering will be terminated if not completed within 90 days from the date of approval by the OTS, unless an extension is approved by the OTS.

12.      Market for Common Stock

         If at the close of the Stock Offering the Holding Company has more than 100 shareholders of any class of stock, the Holding Company shall use its best efforts to:

         (i) encourage and assist a market maker to establish and maintain a market for that class of stock; and

         (ii) list that class of stock on a national or regional securities exchange, or on the Nasdaq system.

13.      Stock Purchases by Management Persons After the Offering

         For a period of three years after the proposed Stock Offering, no Management Person or his or her Associates may purchase, without the prior written approval of the OTS, any Common Stock of the Holding Company, except from a broker-dealer registered with the SEC, except that the foregoing shall not apply to:

         A.       Negotiated   transactions   involving  more  than  1%  of  the
                  outstanding stock in the class of stock; or

         B. Purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan of the Stock Bank or the Holding Company even if such stock is attributable to Management Persons or their Associates.

14.      Resales of Stock by Management Persons

         Common Stock purchased by Management Persons and their Associates in the Stock Offering may not be resold for a period of at least one year following the date of purchase, except in the case of death of the Management Person or Associate.

15.      Stock Certificates

         Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Section 19 above. Appropriate instructions shall be issued to the Holding Company's transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

16.      Restriction on Financing Stock Purchases

         The Holding Company will not offer or sell any of the Common Stock proposed to be issued to any person whose purchase would be financed by funds loaned to the person by the Bank or any of its Affiliates.

17.      Stock Benefit Plans

         The Board of Directors of the Bank and/or the Holding Company intend to adopt one or more stock benefit plans for its employees, officers and directors, including an ESOP, stock award plans and stock option plans, which will be authorized to purchase Common Stock and grant options for Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Common Stock in the Stock Offering on a priority basis as set forth in this Plan. The Board of Directors of the Bank intends to establish the ESOP and authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 10% of the Common Stock issued in the Stock Offering. The Bank or the Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Common Stock issued in the Stock
Offering or to purchase issued and outstanding shares of Common Stock or authorized but unissued shares of Common Stock subsequent to the completion of the Stock Offering, provided such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. This Plan specifically authorizes the grant and issuance by the Holding Company of (i) awards of Common Stock after the Stock Offering pursuant to one or more stock recognition and award plans (the "Recognition Plans") in an amount equal to up to 4% of the number of shares of Common Stock issued in the Stock Offering (and in an amount equal to up to 5% of the Common Stock issued in the Stock Offering if the Recognition Plans are adopted more than one year after the completion of the Stock Offering), (ii) options to purchase a number of shares of the Holding Company's Common Stock in an amount equal to up to 10% of the number of shares of Common Stock issued in the Stock Offering and shares of Common Stock issuable upon exercise of such options, and (iii) Common Stock to one or more Tax Qualified Employee Plans, including the ESOP, at the closing of the Stock Offering or at any time thereafter, in an amount equal to up to 8% of the number of shares of Common Stock issued in the Stock Offering if the Recognition Plans award Common Stock sooner than one year after the completion of the Stock Offering, and up to 10% of the number of shares of Common Stock issued in the Stock Offering if the Recognition Plans are adopted more than one year after the completion of the Stock Offering. Shares awarded to the Tax Qualified Employee Plans or pursuant to the Recognition Plans, and shares issued upon exercise of options may be authorized but unissued shares of the Holding Company's Common Stock, or shares of Common Stock purchased by the Holding Company or such plans on the open market. Any awards of Common Stock under the Recognition Plans and the stock option plans will be subject to prior stockholder approval.

18.      Post-Stock Offering Filing and Market Making

         It is likely that there will be a limited market for the Common Stock sold in the Stock Offering, and purchasers must be prepared to hold the Common Stock for an indefinite period of time. If the Holding Company has more than 35 stockholders of any class of stock, the Holding Company shall register its Common Stock with the SEC pursuant to the Exchange Act, and shall undertake not to deregister such Common Stock for a period of three years thereafter.

19.      Payment of Dividends and Repurchase of Stock

         The Holding Company may not declare or pay a cash dividend on its Common Stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required under ss. 567.2 of the OTS rules and regulations. Otherwise, the Holding Company may declare dividends or make other capital distributions in accordance with applicable laws and regulations. Following completion of the Stock Offering, the Holding Company may repurchase its Common Stock subject to ss. 563b.3(g) of the OTS rules and regulations, as long as such repurchases do not cause the regulatory capital of the Bank to be reduced below the amount required under 12 C.F.R. ss. 567.2. The Mutual Holding Company may from time to time purchase Common Stock of the Holding Company. Subject to the approval of the OTS, the Mutual Holding Company may waive its right to receive dividends declared by the Holding Company.

20.      Stock Offering Expenses

         The Regulations require that the expenses of any Stock Offering must be reasonable. The Holding Company will use its best efforts to assure that the expenses incurred by the Bank and the Holding Company in effecting the Stock Offering will be reasonable.

21.      Employment and Other Severance Agreements

         Following or contemporaneously with the Stock Offering, the Bank and/or the Holding Company may enter into employment and/or severance arrangements with one or more executive officers of the Bank and/or the Holding Company. It is anticipated that any employment contracts entered into by the Bank and/or the Holding Company will be for terms not exceeding three years and that such contracts will provide for annual renewals of the term of the contracts, subject to approval by the Board of Directors. The Bank and/or the Holding Company also may enter into severance arrangements with one or more executive officers which provide for the payment of severance compensation in the event of a change in control of the Bank and/or the Holding Company. The terms of such employment and severance arrangements have not been determined as of this time, but will be described in any prospectus circulated in connection with the Stock Offering and will be subject to and comply with all regulations of the OTS.

22.      Interpretation

         All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Holding Company shall be final, subject to the authority of the OTS.

23.      Amendment or Termination of the Plan

         If necessary or desirable, the terms may be amended by a majority vote of the Holding Company's Board of Directors as a result of comments from regulatory authorities or otherwise at any time prior to the approval of the Plan by the OTS and at any time thereafter with the concurrence of the OTS. The Plan may be terminated by a majority vote of the Board of Directors at any time prior to the approval of the Plan by the OTS, and may be terminated by a majority vote of the Board of Directors at any time thereafter with the concurrence of the OTS.

Adopted by the Board of Directors this 19th day of October, 1999

As amended on November 29, 1999.